CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 26, 2025, relating to the financial statements and financial highlights of Hussman Investment Trust comprising Hussman Strategic Market Cycle Fund (formerly Hussman Strategic Growth Fund), Hussman Strategic Allocation Fund, and Hussman Strategic Total Return Fund, which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 22, 2025